Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Nos. 333-191359, 333-191359-01 and 333-191359-02

PRICING TERM SHEET DATED OCTOBER 8, 2014

DISCOVER ® CARD EXECUTION NOTE TRUST

DiscoverSeries Notes, Class A(2014-5)

$1,200,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A(2014-5)
CUSIP	254683BL8
Principal Amount	$1,200,000,000
Interest Rate	Interpolated swaps plus 0.26%
Expected Maturity Date	October 16, 2017
Weighted Average Life	3.00 years
Legal Final Maturity Date	April 15, 2020
Pricing Date	October 8, 2014
Settlement Date	October 16, 2014
Interest Payment Dates	The 15th day of each month, or next business day, beginning in November 2014
Underwriters	J.P. Morgan Securities LLC	$171,500,000
	Mitsubishi UFJ Securities (USA), Inc.	$171,500,000
	Barclays Capital Inc.	$171,400,000
	Citigroup Global Markets Inc.	$171,400,000
	Credit Suisse Securities (USA) LLC	$171,400,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$171,400,000
	SG Americas Securities, LLC	$171,400,000
Underwriting Discounts and Commissions	0.25000%
Underwriting Concessions	0.15000%
Underwriting Reallowance	0.07500%
Price to Public	[•]
Proceeds to Discover Card Execution Note Trust	[•]
Estimate of Expenses	$1,050,000
Minimum Principal Receivables Balance [1], [2]	$23,027,859,238.71
Principal Receivables in Master Trust in Excess of Minimum Principal Receivables Balance [2]	$6,134,042,024.35
Percentage of the Excess of Principal Receivables over Minimum Principal Receivables Balance to Total Amount of Principal Receivables in Master Trust [2]	21.03%

[1]	An amount equal to the minimum principal receivables balance for the master trust, taking into account the investor interest represented by the collateral certificate and supporting each tranche of notes, after giving effect to the issuance of the Class A(2014-5) notes.
[2]	As of October 8, 2014, after giving effect to the issuance of the Class A(2014-5) notes.

Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended (including a prospectus) (Registration Nos. 333-191359, 333-191359-01 and 333-191359-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the preliminary prospectus for these Class A(2014-5) DiscoverSeries notes filed pursuant to Rule 424(b) on October 8, 2014, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, Discover Card Master Trust I, Discover Card Execution Note Trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-669-7629.